Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated April 15, 2008 on our audits of the consolidated financial statements of Peoples Community Bancorp, Inc. as of December 31, 2007 and for the years ended December 31, 2007 and December 31, 2006 in this Annual Report on Form 10-K of Peoples Community Bancorp, Inc. for the year ended December 31, 2008.

/s/ BKD, LLP

Cincinnati, Ohio
April 29, 2009